Exhibit 23.3

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of First Merchants Corporation of our report dated December 14, 2022 (except with respect to the restatement described in Note 1 to the consolidated financial statements contained in First Savings Financial Group, Inc.’s Annual Report on Form 10-K/A for the year ended September 30, 2022, as to which the date is February 6, 2023), relating to the consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the year ended September 30, 2022, contained in the Annual Report on Form 10-K of First Savings Financial Group, Inc. for the year ended September 30, 2024. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Monroe Shine & Co., Inc.
New Albany, Indiana
October 17, 2025